United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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Rand Logistics, Inc.

(Name of Registrant as Specified in its Charter)

JWEST, LLC

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 5, 2014

To the Board of Directors

Rand Logistics, Inc.

Dear Board of Directors:

Thank you for your recent filing of definitive additional materials to your Proxy Statement on September 3, 2014. You once again have done a fine job of spinning a struggling company in a way that appears very positive. However, your smoke and mirrors approach is fooling nobody as evidenced by Rand Logistics’ stock price. To that end, we would like you to explain the following:

You have used the metric “Unlevered Free Cash Flow” to demonstrate management’s track record of delivering strong, consistent long-term performance. Can you please explain to us why this metric is of any value? Your Unlevered Free Cash Flow is defined as EBITDA less maintenance capex. According to Bloomberg, Unlevered Free Cash Flow is equal to EBITDA less capex less change in non- cash working capital less taxes. What exactly is “maintenance capex”? Why not use total capex and the other components of Unlevered Free Cash Flow that are generally accepted by Wall Street? That same meaningless number is used to calculate return on invested capital (page 17 of your presentation). According to Investopedia, “A company that has a large amount of outstanding debt – one that is highly “leveraged” – is more likely to report unlevered free cash flow because it provides a rosier picture of the company’s financial health. The figure shows how assets are performing in a vacuum, because it ignores the payments made for debt incurred to obtain those assets. Investors have to make sure to take into account debt obligations, since highly leveraged companies are at greater risk of bankruptcy.” We chose to use Free Cash Flow and Levered Return on Invested Capital (both derived from Bloomberg) from 2011 through 2014 in our filing to paint a very different (and we believe, a more accurate) picture of the company’s performance.

You are very fortunate that a five year look back in your comparison of Rand to the S&P 500 and the Russell 2000 (page 18 of your presentation) from August 2014 begins in August 2009, in the midst of the “great recession” and when Rand’s stock price was near its lowest price per share. The company’s stock price progress from the depths of that swoon is impressive, primarily because the company apparently was more negatively affected in 2009 than was the market as a whole, so its comeback to a stock price that is slightly more than the Initial Public Offering price in 2004 looks impressive.

We also find it very interesting that you chose a six year look back for your demonstration of strong consistent long–term performance (page 5 of your presentation), beginning in 2008 instead of 2009. Had you used 2009 as a base year, as you did in the stock performance page, the growth numbers would be much less impressive. Also the apples to oranges comparison of operating metrics in 2008 to 2014 is very deceiving as the fleet has grown through additional borrowing and stock offerings, not from cash generated by operations. Some additional observations: On June 26, 2008 you reported earnings for the year ended March 31, 2008. In that release you indicated vessel margin per day of $6,470 for theyear, however in your presentation you are using a vessel margin per day of $4,264.

501 CONGRESSIONAL BLVD., SUITE 300, CARMEL, INDIANA 46032 | JWESTLLC.net | Office 317.819.6200 | Fax 317.819.0056

Board of Directors

Rand Logistics, Inc.

September 5, 2014

Why have you used a different number? The number of vessels increased by 112.5% (this does not take into account the total capacity of the new vessels), however tons transported increased by only 30%. Why buy additional ships without a corresponding increase in volume? Freight revenue by day increased by 24.9% and vessel margin per day increased by 151.2%. How much of that is a result of increased capacity of the new ships and how much was a result of operating efficiency? A better example of your track record would result from comparing 2011 to 2014, as we have done in our filing. We encourage you to do the same.

We found some of the “Comparable Companies” that you used in the chart contained on page 19 of your presentation to be interesting, in that we believe many are not really comparable to Rand Logistics. That being said, we obtained information from the public filings of those companies to determine the percentage of EBITDA generated by each company that was consumed by executive compensation. Shockingly, we determined that the average executive compensation of Rand Logistics for the years ended 3/31/11 through 3/31/14 was equal to 9.42% of the average EBITDA generated over the same reporting period while the average of the other companies listed in your chart was 4.60% of EBITDA. Can you please explain why Rand Logistics’ executive compensation as a percentage of EBITDA is more than twice that of the entities you consider comparable companies?

We look forward to your thoughtful response to the questions contained in this letter.

Best regards,

JWEST LLC

Let’s see how RLOG’s overall executive compensation stacks up as a percentage of EBITDA compared to its peer group.

*	Denotes Company year end is March, therefore 2010-2013 represents fiscal year ends March 31, 2011 through March 31, 2014.

Sources:

•	EBITDA figures calculated from audited financial statements

•	Executive compensation from Morningstar.com